Exhibit 99.1

ALPEX ACQUISITION CORPORATION ANNOUNCES PRICING OF $100 MILLION INITIAL PUBLIC OFFERING

NEW YORK, June 24, 2026 (GLOBE NEWSWIRE) — Alpex Acquisition Corporation (NASDAQ: ALPXU) (“Alpex”) announced the pricing of its initial public offering (the “IPO”) of 10,000,000 units at $10.00 per unit. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under “ALPXU” beginning June 25, 2026. Each unit consists of one Class A ordinary share, one redeemable warrant, and one right to receive one-fourth of one Class A ordinary share upon consummation of an initial business combination. Each whole redeemable warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. Upon separate trading, the Class A ordinary shares, warrants and rights are expected to be listed on Nasdaq under “ALPX,” “ALPXW,” and “ALPXR,” respectively.

D. Boral Capital LLC is acting as sole book-running manager of the offering. The underwriters have a 45-day option to purchase up to 1,500,000 additional units to cover any over-allotments. The offering is expected to close on June 26, 2026, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333- 294978) for these securities was declared effective by the SEC on June 24, 2026. The offering is made only by means of a prospectus. Copies of the prospectus may be obtained, from D. Boral Capital LLC, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com.

This press release shall not constitute an offer to sell or to buy, nor shall there be any sale where such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws.

About Alpex Acquisition Corporation

Alpex is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Alpex’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding Alpex’s IPO. These statements are subject to risks and uncertainties that could cause actual results to differ materially. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, beyond Alpex’s control, including those in the Risk Factors section of Alpex’s registration statement filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Alpex disclaims any obligation to release publicly updates or revisions to any forward-looking statements to reflect any change in Alpex’s expectations, except as required by law.

Contact

Alpex Acquisition Corporation
Ying Xu
Chief Financial Officer

executive@alpexacquisitioncorp.com